UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2013

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35319	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1601 Trapelo Road Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(781) 663-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Thomas Nightingale

On January 25, 2013, Thomas Nightingale resigned his position as President, Sales and Marketing of ModusLink Global Solutions, Inc. (“ModusLink”) effective January 31, 2013. In order to insure a smooth transition of his duties and responsibilities, and to obtain a release of claims, ModusLink entered into a Transition Agreement with Mr. Nightingale (the “Transition Agreement”). Mr. Nightingale agreed to transition his duties and to cooperate with and provide consulting services to ModusLink at a rate of $50,000 per month for a period of six months and reimbursement for the cost of continued COBRA coverage under the ModusLink health benefit plans for up to nine months. ModusLink also agreed not to seek reimbursement of his relocation expenses or signing bonus.

In addition to his cooperation and transition of duties, Mr. Nightingale’s receipt of payments is subject to his not revoking the release contained in the Transition Agreement, and not violating any of his non-compete, non-solicitation, or confidential information covenants.

The foregoing description of the Transition Agreement is qualified in its entirety by reference to its terms, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Severance Agreement with John J. Boucher

On January 28, 2013, ModusLink and John J. Boucher, President and Chief Executive Officer, entered into an Executive Severance Agreement in connection with the commencement of Mr. Boucher’s employment (the “Severance Agreement”).

The Severance Agreement provides that should ModusLink terminate Mr. Boucher’s employment without Cause, as defined in the Severance Agreement, or should Mr. Boucher terminate his employment for Good Reason, as defined in the Severance Agreement, ModusLink shall pay to Mr. Boucher (i) the sum of his base salary and target annual bonus as in effect on his last day of employment, in regular bi-weekly payments for 12 months following his termination date and (ii) reimbursement for the difference between the premium Mr. Boucher is required to pay for COBRA continuation benefits under the same type of coverage he had immediately prior to his termination date and the amount he would have paid as an active employee of ModusLink, for 12 months, or if earlier, the date Mr. Boucher no longer receives COBRA coverage.

In addition, in the event ModusLink undergoes a Change of Control, as defined in the Severance Agreement, during Mr. Boucher’s employment, and within one year after such Change of Control Mr. Boucher’s employment is terminated by ModusLink without Cause or by Mr. Boucher for Good Reason, he will be entitled to receive severance equal to (i) 1.5 times the sum of his annualized base salary plus his target bonus if a Change of Control occurs prior to July 31, 2013 in regular bi-weekly payments for 18 months, or (ii) 2 times the sum of his annualized base salary plus his target bonus if a Change of Control occurs after July 31, 2013, in regular bi-weekly payments for 24 months, and, in each case, (x) all of Mr. Boucher’s stock options and/or restricted stock which vest solely based on continued service and not based on performance, which are then outstanding, shall be fully vested and exercisable and shall remain exercisable for 6 months following his termination date (but not to exceed the original term of such awards) and/or shall be free of restrictions, as applicable, (y) the performance option granted to Mr. Boucher pursuant to his offer letter shall vest in 20% installments for each performance threshold which has been met at the time of the Change of Control, and (z) any performance-based restricted stock will vest pro rata based on the proportion of the performance period completed through the termination date, and at the target performance level. In addition, in such circumstance, Mr. Boucher will be reimbursed for the difference between the premium Mr. Boucher is required to pay for COBRA continuation benefits under the same type of coverage he had immediately prior to his termination date and the amount he would have paid as an active employee of ModusLink, for 18 months or 24 months, as applicable, or if earlier, the date Mr. Boucher no longer receives COBRA coverage.

The Severance Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Also, under certain circumstances, in the event that any amounts payable to Mr. Boucher under the Severance Agreement would qualify as “excess parachute payments” under Section 280G of the Code, then ModusLink may not be obligated to pay to him that portion of the consideration that is payable as a result of the Change in Control as is necessary to eliminate any “excess parachute payments”.

The foregoing description is subject to, and qualified in its entirety by, the Severance Agreement filed as an exhibit hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Transition Agreement, dated as of January 25, 2013, by and between ModusLink Global Solutions, Inc. and Thomas Nightingale.

10.2	Executive Severance Agreement, dated as of January 28, 2013, by and between ModusLink Global Solutions, Inc. and John J. Boucher.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ModusLink Global Solutions, Inc.

Date: January 31, 2013	By:	/s/ Steven G. Crane
Steven G. Crane
Chief Financial Officer